UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934.

Date of Report: October 30, 2014

(Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL	33634
(Address of principal executive offices)	(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; APPOINTMENT OF CERTAIN OFFICER; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS

Effective October 30, 2014 Dr. John Bonfiglio resigned as President, Chief Executive Officer and director of the Company to pursue other opportunities. Dr. Bonfiglio’s resignation was not due to any disagreement with the Company on any matter related to its operations, policies or practices. The Company expects to enter into a Separation, Severance and Release Agreement with Dr. Bonfiglio providing him with the benefits under his employment agreement with the Company for a separation without cause.

The Board of Directors will provide direction to the Company with Dr. Frederick Telling acting as its liaison to management. In addition, the Company’s Chief Financial Officer, Mr. Michael Sullivan, will serve as the interim principal executive officer of the Company while the Board conducts a search for a new President and Chief Executive Officer to succeed Dr. Bonfiglio. A copy of the October 30, 2014 press release announcing the Change in Management and Board of Directors is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

In connection with Mr. Sullivan’s undertaking additional duties as interim Principal Executive Officer of the Company, the Board approved an award to Mr. Sullivan of an option to purchase 25,000 shares of Company common stock under the Company’s 2012 Equity Incentive Plan. The option time vests and becomes exercisable in six months and the exercise price is $0.86 per share, the closing price on the date of the grant. The stock option is subject to earlier vesting upon a change in control of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 30, 2014

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 30th day of October, 2014.

ORAGENICS, INC. (Registrant)

BY:	/s/ Michael Sullivan
Michael Sullivan Chief Financial Officer